EXHIBIT 23.2




         Abrams & Company, P.C.
         Certified Public Accountants  Letterhead

         CONSENT OF INDEPENDENT AUDITORS


         We consent to the inclusion in the Registration Statement on Form S-8 of AMERICAN SPORTS DEVELOPMENT GROUP, INC., a Delaware corporation, of our report dated March 1, 2003, relating to the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statements of operations, stockholders equity and cash flows for the year then ended. We also consent to the reference to our firm under the caption "Experts" in the Prospectus constituting part of the Registration Statement.


/s/Abrams and Company, PC
---------------------------------
Abrams and Company, PC
Certified Public Accountants

Melville, New York
May 23, 2003





                                       31